                                                                 EXHIBIT 10.19

                           AMENDMENT TO EMPLOYMENT CONTRACT

    This Amendment to Employment Contract ("Agreement") is made as of March 13, 1996 and effective as of January 1, 1996 between SA Telecommunications, Inc., a Delaware corporation with offices at 1912 Avenue K, Suite 100, Plano, Texas 75074 (the "Company") and Jack W. Matz, Jr., residing at 3612 Arbuckle, Plano, Texas 75075.

    WHEREAS, Employee and the Company entered into that certain Employment Contract dated as of March 24, 1995 (the "Employment Agreement");

    WHEREAS, Employee and the Company desire to make certain modifications to the Employment Agreement;

    NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

    1. AMENDMENT. Section 5(a) of the Employment Agreement is hereby deleted and replaced in its entirety as follows:

    (a) NET INCOME. If the Company, during any fiscal year which ends during the Employment Period, shall have positive Net Income in the amount set forth below, Executive shall be entitled to an amount equal to the following percentage of such Net Income as bonus compensation:


                                       Percentage To Be Paid
         Net Income                    As Bonus Compensation
         ----------                    ---------------------

         $0 - $200,000                 1.0% of Net Income up to
                                         and including $200,000
         $200,001 - $1,200,000         4.0% of Net Income from $200,001
                                       up to and including $1,200,000
         $1,200,001 and above          8.0% of Net Income above
                                       $1,200,000


For purposes of this subsection, Net Income of the Company shall be the consolidated net income of the Company and subsidiaries determined in accordance with generally accepted accounting principles and as reflected on the Company's audited financial statements for such year with the following adjustments: (1) excluding the effect of any provision for income taxes for such year, (2) including any cash bonuses payable to any employee or consultant (excluding Executive) as a result of the financial results of operations of the Company and its subsidiaries for such fiscal year, and (3) including 50% of goodwill amortization expense for such year. The payment of any bonus to


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

Executive shall be accounted for in accordance with generally accepted accounting principles and will be paid to Executive within thirty (30) days after the Company's independent auditors deliver the audited financial statements to the Board of Directors of the Company with respect to any fiscal year for which such bonus is earned. Any bonus to Executive hereunder shall be payable in cash.

2. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SA TELECOMMUNICATIONS, INC.
                                       ----------------------------
                                            JACK W. MATZ, JR.
BY:
   --------------------------------
    Paul R. Miller
    President & Chief Operating Officer


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